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                                                                     EXHIBIT 4.8

                                                                 [LINKTONE LOGO]
================================================================================

                         EMPLOYMENT SEPARATION AGREEMENT

                                 By and Between

                                   MARK BEGERT

                                       And

                                  LINKTONE LTD.

                            Dated as of MAY 23, 2005

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               THIS EMPLOYMENT SEPARATION AGREEMENT ("Agreement")
                          is made and entered into this

                              23rd day of May, 2005

                                 by and between

                                   Mark Begert
                                (the "Employee")

                                       and

                          LINKTONE LTD. (THE "COMPANY")

BACKGROUND

WHEREAS the Employee and the Company (a Cayman Islands company) have previously entered into an Employment Agreement dated October 1, 2004 (the "Original Employment Agreement") pursuant to which the Employee has been employed by the Company as its Chief Financial Officer.

WHEREAS the Employee and the Company desire to end Employee's employment with the Company pursuant to the terms set forth herein and to terminate the Original Employment Agreement, subject to the survival of certain provisions of the Original Employment Agreement set forth herein.

NOW, THEREFORE, intending to be legally bound, and in consideration of the premises and the mutual promises set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee agree as follows:

DEFINITIONS

All capitalized terms not otherwise defined herein shall have such meanings as set forth in the Original Employment Agreement.

ARTICLE 1. TERMS OF SEPARATION AND TERMINATION OF ORIGINAL EMPLOYMENT AGREEMENT

1.1 It is mutually agreed that Employee's employment with the Company and pursuant to the Original Employment Agreement will terminate on June 14, 2005 (the "Termination Date"); provided, however, Employee will resign from his position as Chief Financial Officer of the Company on May 31, 2005 and shall continue as a rank-and-file employee of the Company on vacation leave until the Termination Date. Except as otherwise provided herein, the Original Employment Agreement and all rights and entitlements of Employee's employment with the Company shall be terminated and of no further force and effect as of the Termination Date. Employee hereby acknowledges and agrees that, except as otherwise expressly provided herein, his compensation (including salary, benefits, perquisites and entitlements, if any) shall cease as of the Termination Date, and that he has no further

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      entitlement to any other payments, benefits, perquisites or entitlements, or any claim for damages as against the Company, or any of its affiliates, parents, subsidiaries, or their respective directors, officers or employees, including the Released Parties (as defined in Exhibit A which is attached hereto), whether at common law, statute or contract, specifically including without limitation, pursuant to the Original Employment Agreement. Notwithstanding anything herein to the contrary, the Key Employee Invention Assignment and Confidentiality Agreement and the Non-Compete Agreement each executed by Employee and the Company as of October 1, 2004, the Indemnification Agreement dated as of July 20, 2004 executed by Employee and the Company, and Articles 5 and 7 of the Original Employment Agreement shall survive the Termination Date and remain in full force and effect.

1.2 Following the Termination Date until the date of Employee's election to the Company's Board of Directors (the "Board") at the Company's 2005 annual general meeting of shareholders, Employee shall be deemed a part-time, unpaid consultant of the Company.

ARTICLE 2. RETURN OF COMPANY PROPERTY

On the Termination Date, Employee shall deliver to the Company:

2.1   all keys and security cards to the premises occupied by the Company;

2.2 all credit cards, checks, banking instruments and other devices for charging to or debiting the accounts of the Company;

2.3   all computers, phones or other tangible property belonging to the Company;
      and

2.4 all documents, files, lists, drawings, designs, or reports in his possession that is the property of the Company.

ARTICLE 3. PAYMENTS TO EMPLOYEE

3.1   SEVERANCE AND OTHER PAYMENTS

      In full and final satisfaction of all claims Employee has or may have against the Company or any Released Party in connection with the Original Employment Agreement or his employment at the Company, the Company shall provide Employee with the Standard Termination Entitlements and Severance Benefits; provided that Employee's eligibility for Severance Benefits is conditioned on Employee having first signed a release certificate in the form attached as Exhibit A, and subject to applicable withholding for employment and income taxes and subject to the following other provisions:

            3.1.1 The Severance Benefits described in Section 3.4.2(i) of the
                  Original Employment Agreement shall be paid in a lump sum amount within five (5) business days following the Termination Date.

            3.1.2 Employee is entitled to receive the Annual Performance
                  Incentive Cash Bonus described in Section 2.1(ii) of the Original Employment Agreement, if (and only if) the Board or the Compensation Committee of the Board, as the case may be, determines in its sole discretion to award any such bonus to Employee with respect to his services provided to the Company during 2004.

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            3.1.3 If Employee is elected to the Company's Board at the Company's
                  2005 annual general meeting of shareholders, Employee agrees that the Company shall have no obligation to pay any fees or compensation related to Employee's service on the Company's Board until such time as Employee has served on the Company's Board for a period of not less than nine (9) months from the date of the Company's 2005 annual general meeting of shareholders, and no fees or compensation for board service shall accrue until after the end of such period.

3.2   EMPLOYEE STOCK OPTION AWARDS.

            3.2.1 Following the Termination Date, for so long as Employee is a consultant to the Company or a member of the Company's Board, the vesting of Employee Stock Options shall continue until the Employee's Continuous Service (as defined in the Company's 2003 Stock Incentive Plan and 2000-1 Employee Stock Option Plan (collectively, the "Stock Option Plans")) terminates or as otherwise determined by the administrator for the Company's Stock Option Plans in accordance with the provisions of such plans and the applicable option award notices and award agreements. The Company and the Employee hereby agree to waive the provisions of Amendments No. 1 to the following Employee Stock Options: LT2000-1-060100-L119, LT2000-1-030101-L119,
                  LT2000-1-060101-L119, LT2000-1-010102-L119 and
                  LT2000-1-040103-L119, each executed by Employee and the Company, so that the termination of Employee as an employee of the Company shall not cause an acceleration of the vesting of such option awards.

            3.2.2 Notwithstanding anything herein to the contrary, (a) if
                  Employee is not elected to the Company's Board at the Company's 2005 annual general meeting of shareholders or (b) if Employee is elected to the Company's Board at the Company's 2005 annual general meeting of shareholders, but subsequently resigns or is removed from the Board prior to April 31, 2006, then (i) the Company hereby agrees to retain Employee as a consultant to the Company until at least April 31, 2006 to provide strategic planning services, including but not limited to the development of the Company's international business development strategy and (ii) the vesting of Employee Stock Options shall continue pursuant to Section 3.2.1 of this Agreement. The terms of such consultancy position shall be mutually agreed to by both parties as soon as practicable following the date of the 2005 annual general meeting of shareholders or prior to the date of Employee's resignation or removal from the Board, each as the case may be.

ARTICLE 4. COVENANTS

      During the period from the date of this Agreement until the later of (i) June 30, 2005 and (ii) the date of filing of the Company's annual report on Form 20-F for the fiscal year ended December 31, 2004 (the "20-F") with the U.S. Securities and Exchange Commission (the "SEC"), Employee agrees to provide reasonable cooperation and support to the Company in connection with the preparation of periodic reports filed by the Company with the SEC, including without limitation the 20-F and providing such supporting certifications as the Company may request in connection with the certification of the Company's disclosure controls and procedures therein.

ARTICLE 5. REMEDIES

      If the Employee commits a breach, or threatens to commit a breach, of any provisions of this Agreement, Articles 5 and 7 of the Original Employment Agreement or the Ancillary

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Agreements thereof (the "Breach"), the Company shall have the right to terminate the employment of Employee and claim for damages associated with the Breach, each of which shall be independent of the others and shall be severally enforceable, and all of which shall be in addition to, and not in lieu of, any other rights and remedies available under law or in equity to the Company. For purposes of having the provisions hereof, Articles 5 and 7 of the Original Employment Agreement or the Ancillary Agreements enforced by any court, it is hereby acknowledged and agreed that any breach or threatened breach of any of such provision by the Employee will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

ARTICLE 6. DISPUTE RESOLUTION

      Any dispute, controversy or claim, at any time arising out of or relating to this Agreement, or the breach, termination or invalidity thereof (other than any dispute, controversy or claim pursuant to the Key Employee Invention Assignment and Confidentiality Agreement or Non-Compete Agreement under Article 5 of the Original Employment Agreement or the Release Certificate which is attached hereto as Exhibit A, which may, at the option of the Company, be submitted to any court having jurisdiction), shall be referred to the Hong Kong courts for final and binding adjudication. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. THE PARTIES ALSO EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING. If any one or more provisions of this
Article 6 shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

ARTICLE 7. VOLUNTARY EXECUTION

      Employee acknowledges and agrees that he freely and voluntarily entered into this Agreement, that he has been encouraged to consult an attorney before signing this Agreement, that he had an opportunity to review this Agreement with an attorney of his choice, and has had sufficient time to do so. Employee further acknowledges and agrees that he fully understands the terms of this Agreement and that the only consideration for this Agreement is as referred to above. Employee confirms that no other promises or representations of any kind have been made to Employee to cause Employee to sign this Agreement.

ARTICLE 8. CONFIDENTIAL AGREEMENT

      Employee agrees to keep the terms of this Agreement and all discussions relating hereto confidential, provided, however, Employee may disclose the terms of this Agreement to his spouse and his tax and legal advisors, provided they agree to keep the terms of this Agreement confidential.

ARTICLE 9. GENERAL PROVISIONS

9.1 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex, or telecopy, or facsimile transmission, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses or to such other address as the party to whom notice is given may have previously furnished to the other parties hereto

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      in writing in the manner set forth above:

      If to the Employee: Mr. Mark Begert
                          c/o Linktone Ltd.
                          5th Floor, No. 689 Beijing Dong Rd.
                          Shanghai 200001
                          People's Republic of China

      If to the Company:  Linktone Ltd.
                          5th Floor, No. 689 Beijing Dong Rd.
                          Shanghai 200001
                          People's Republic of China
                          Attention: Chief Executive Officer
                                     Vice President, Legal Affairs

9.2 ENTIRE AGREEMENT. This Agreement shall constitute the entire agreement between the Employee and the Company with respect to the Employee's termination of employment with the Company and supersedes any and all prior agreements and understandings, including but not limited to the Original Employment Agreement, written or oral, with respect thereto.

9.3 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by an instrument in writing and signed by the party against whom such amendment or waiver is sought to be enforced.

9.4 SUCCESSORS AND ASSIGNS. No part of the Employee's or the Company's rights or obligations hereunder or thereunder may be assigned, transferred, pledged or encumbered by the Employee or the Company. This Agreement shall inure to the benefit of, and be binding upon (a) the parties hereto, (b) the heirs, administrators, executors and personal representatives of the Employee and (c) the successors and assigns of the Company as provided herein.

9.5 GOVERNING LAW AND VENUE. This Agreement, including the validity hereof and the rights and obligations of the parties hereunder, and all amendments and supplements hereof and all waivers and consents hereunder, shall be construed in accordance with and governed by the laws of the State of New York, USA, without giving effect to any conflicts of law provisions or rule, that would cause the application of the laws of any other jurisdiction.

9.6 SEVERABILITY. If any provisions of this Agreement, as applied to any part or to any circumstance, shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances or the validity or enforceability of this Agreement.

9.7 CAPTIONS. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.8 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EMPLOYEE

By: /s/ Mark Begert
    ---------------
    Mark Begert

COMPANY

By: /s/ Raymond Yang
    -------------------------------
    Name: Raymond Yang
    Title: Chief Executive Officer

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                                    Exhibit A

                           Form of Release Certificate

Mark Begert ("You") and Linktone Ltd. (the "Company") have agreed to enter into this Release Certificate on the following terms:

      Within ten (10) days after you sign this Release Certificate (which you may sign no sooner than the last day of your employment with the Company), you will become eligible to receive severance benefits in accordance with the terms of the Employment Separation Agreement dated May 23, 2005 ("Agreement").

      In return for the consideration described in the Agreement, you and your representatives completely release Linktone Ltd., its affiliated, related, parent or subsidiary corporations, and its and their present and former directors, officers, and employees (the "Released Parties") from all claims of any kind, known and unknown, which you may now have or have ever had against any of them, or arising out of your relationship with any of them, including all claims arising from your employment or the termination of your employment, whether based on contract, tort, statute, local ordinance, regulation or any comparable law in any jurisdiction ("Released Claims"). By way of example and not in limitation, the Released Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, the Age Discrimination in Employment Act, and the New York Human Rights Law, or any comparable law of any other jurisdiction or nation, as well as any claims asserting wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional misrepresentation, and defamation and any claims for attorneys' fees. You also agree not to initiate or cause to be initiated against any of the Released Parties any lawsuit, compliance review, administrative claim, investigation or proceedings of any kind which pertain in any manner to the Released Claims.

      You acknowledge that the release of claims under the Age Discrimination in Employment Act ("ADEA") is subject to special waiver protection. Therefore, you acknowledge the following: (a) you have had 21 days to consider this Release Certificate (but may sign it at any time beforehand if you so desire); (b) you can consult an attorney in doing so; (c) you can revoke this Release Certificate within seven (7) days of signing it by sending a certified letter to that effect to Raymond Yang at c/o Linktone Ltd., 5th Floor, No. 689 Beijing Dong Rd. Shanghai 200001, People's Republic of China; and that (d) notwithstanding the foregoing, the portion of this Release Certificate that pertains to the release of claims under the ADEA shall not become effective or enforceable and no funds shall be exchanged until the 7-day revocation period has expired, but that all other provisions of this Release Certificate will become effective upon its execution by the parties.

      The parties agree that this Release Certificate and the Agreement contain all of our agreements and understandings with respect to their subject matter, and may not be contradicted by evidence of any prior or contemporaneous agreement, except to the extent that the provisions of any such agreement have been expressly referred to in this Release Certificate or the Agreement as having continued effect. It is agreed that this Release Certificate shall be governed by the laws of the State of New York. If any provision of this Release Certificate or its application to any person, place, or circumstance is held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Release Certificate and such provision as applied to other person, places, and circumstances will remain in full force and effect.

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      Please note that this Release Certificate may not be signed before the last day of your employment with the Company, and that your eligibility for severance benefits is conditioned upon meeting the terms set forth in the Agreement.

/s/ Mark Begert                                      June 14, 2005
------------------------
Mark Begert

Linktone Ltd.

By: /s/ Raymond Yang                                 June 14, 2005
   --------------------------------------
    Raymond Yang, Chief Executive Officer

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